Exhibit 99.1

For:	Immediate Release	Contact:	Melissa Collins
	August 27, 2012		574 235 2000

1ST SOURCE CORPORATION CFO ANNOUNCES RETIREMENT
CONTROLLER NAMED AS REPLACEMENT

South Bend, IN –  Christopher J. Murphy III, Chairman and Chief Executive Officer, 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, has announced that Larry E. Lentych, Treasurer and Chief Financial Officer of 1st Source Corporation, plans to retire at the end of this year. Mr. Lentych has had a distinguished career at 1st Source starting in Accounting 38 years ago. He was promoted to Vice President in 1981 when he assumed responsibility as the head of the Accounting Division, became a Senior Vice President in 1988 and was named Treasurer and Chief Financial Officer in 1991. During his time at 1st Source, he has served on virtually every significant senior committee and currently chairs the Bank’s Risk Management Committee. Mr. Lentych is a graduate of Indiana University and was recognized with The Distinguished Alumnus Award in 2009. He has volunteered his services to many worthwhile organizations. He was recognized as a Paul Harris Fellow by Rotary International for his public service and has served as President of the Northeastern Chapter of the Bank Administration Institute, Treasurer of the Medical Education Foundation, and is Vice Chair of the Advisory Board of Indiana University South Bend.
Effective with Larry’s retirement on January 1, 2013, the Board of Directors has promoted Andrea G. Short to Treasurer and Chief Financial Officer of 1st Source Bank and 1st Source Corporation.
Ms. Short began her career at 1st Source Bank in 1998 as Tax Director. In September of 2001, she was promoted to Vice President and Controller responsible for all finance and accounting functions for 1st Source Corporation, its subsidiaries and affiliates. She was promoted to Senior Vice President in 2011. Prior to joining 1st Source, Ms. Short was Tax Manager for a $25 billion bank and earlier an Audit Manager with Crowe Horwath. A Certified Public Accountant with a B.A. degree from Alma College, she recently completed the University of Chicago Booth School of Business’ Chicago Management Institute. In total, Ms. Short has close to 30 years of banking experience, bringing knowledge, history and years of strong performance to her new position.

According to Mr. Murphy, “Larry has lived our values of integrity, teamwork, outstanding client service, superior quality in all we do, and community leadership. He leaves a wonderful legacy of service and professionalism. Additionally, I am pleased that our process of identifying and growing talent has again led to the promotion of a strong candidate from within our organization who lives our values and will continue to help make 1st Source the leading financial institution in the markets we serve. Over the next four months, Larry and Andrea will work together to ensure a smooth transition of responsibilities allowing Andrea to move seamlessly into her new responsibilities by the beginning of next year.”
1st Source serves the northern half of Indiana and southwest Michigan with its community banking, insurance and wealth management services, and nationally and internationally with specialty financing and leasing services.  1st Source distinguishes itself with highly personalized service and a comprehensive range of consumer and commercial banking services delivered through its community bank offices. 1st Source Bank provides services for businesses nationally by offering specialized financing of  automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment, and nationally and internationally, for new and used private and cargo aircraft. The Corporation includes 75 community banking centers, 9 trust and wealth management locations, and 8 1st Source Insurance offices located within 17 counties of northern Indiana and southwestern Michigan and 22 specialty finance locations nationwide. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in assuring a strong social safety net and continued economic development in the communities it serves.
1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may”  and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.

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